UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2016 (May 19, 2016)

LUMINEX CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	000-30109	74-2747608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12212 TECHNOLOGY BLVD., AUSTIN, TEXAS	78727
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 219-8020

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 19, 2016, Fred C. Goad informed Luminex Corporation (the “Company”) of his retirement from the Board of Directors of the Company effective at the conclusion of the Company’s 2016 Annual Meeting of Stockholders (the “Annual Meeting”), for personal reasons.   Mr. Goad's departure is amicable and is not due to any disagreement with the Company or with any officer or director of the Company.  The Company greatly appreciates Mr. Goad's service to the Company.

Item 5.07. Submission of Matters to a Vote of Security Holders.

At the Annual Meeting, which was held at the Company's office in Austin, Texas, a total of 37,878,043 shares of the Company's common stock, out of a total of 43,363,222 shares of common stock outstanding and entitled to vote, were present in person or represented by proxies. The following proposals were voted on at the Annual Meeting:

Proposal 1: Election of Class I Directors

The stockholders approved the Company’s proposal for the election of three persons nominated by the Board of Directors for three-year terms as Class I directors, as set forth below:

	Number of Shares
	Voted For	Voted Against	Abstained	Broker Non-Votes
Nachum "Homi" Shamir	30,273,982	484,124	7,270	7,112,667
Robert J. Cresci	26,253,855	4,498,586	12,935	7,112,667
Thomas W., Erickson	30,266,646	478,981	19,749	7,112,667

Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation

The stockholders cast an advisory vote regarding the compensation of the Company's named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in the Company's Proxy Statement for the Annual Meeting, as set forth below:

Number of Shares
Voted For	Voted Against	Abstained	Broker Non-Votes
29,473,129	1,223,312	68,935	7,112,667

Proposal 3: Ratification of Independent Auditor

The stockholders approved the ratification of the appointment by the Company's Audit Committee of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2016, as set forth below:

Number of Shares
Voted For	Voted Against	Abstained	Broker Non-Votes
37,697,606	127,640	52,797	—

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 23, 2016	LUMINEX CORPORATION

	By:	/s/ Harriss T. Currie
		Name:	Harriss T. Currie
		Title:	Chief Financial Officer, Senior Vice President of Finance